IDEXX Laboratories Announces Fourth Quarter and Full-Year Financial Results

- Delivers fourth quarter organic growth of 10.6%, driven by strong companion animal recurring revenue and instrument placements

- Reports full year EPS of $3.48 at high end of Company guidance

- Reaffirms outlook for higher organic revenue growth in 2014

WESTBROOK, Maine, Feb. 4, 2014 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the fourth quarter of 2013 increased 11% to $354.1 million. Organic revenue growth1 was also 11%. Earnings per diluted share ("EPS") for the quarter ended December 31, 2013 increased 5% to $0.82. Fourth quarter 2012 EPS of $0.78 included a $3.5 million milestone payment earned related to the 2008 sale of product rights previously included in our pharmaceutical product line, which added $0.04 to EPS.

(Logo: http://photos.prnewswire.com/prnh/20110602/NE13041LOGO)

"I am very pleased with the strong organic growth we achieved in the quarter, reflecting solid gains across our business. Organic growth in recurring companion animal diagnostic revenue was over 11%, and strong placements of our premium chemistry and hematology instruments, computer systems, and digital radiography products also contributed to the strong performance," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer.

"We are enthusiastic about results we saw in Q4 from our transformation of the diagnostic sales and marketing organization in North America in the middle of last year. This revenue performance is a validation of how our new, customer centric sales alignment and our diagnostic innovations are coming together to provide customer value. Momentum in our international business is also very strong, with fourth quarter organic revenue growth in our Companion Animal Group of 12% in Europe and 23% in Asia Pacific," added Ayers.

"We are also pleased with the response to our announcement of the Catalyst One™ and Total T4 product launches in January. With our momentum and continued new product innovation, we believe we are well positioned to achieve our growth targets in 2014."

Revenue Performance for the Fourth Quarter

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" for the three months ended December 31, 2013 and 2012 in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the fourth quarter of 2013 were $293.6 million compared to $263.5 million for the fourth quarter of 2012. Organic revenue growth of 12.1% was due primarily to an increase in recurring revenues across our CAG portfolio, including reference laboratory diagnostic and consulting services, VetLab® consumables and, to a lesser extent, Rapid Assay products. Additionally, we also saw increased placements of our ProCyte Dx® and Catalyst Dx® instruments as compared to the same period of the prior year.

The revenue increase in reference laboratory diagnostic and consulting services was due to higher sales volumes and price increases. Increased sales volumes were driven by higher testing from existing customers, the acquisition of new customers and improved customer retention. The revenue increase in VetLab consumables was primarily the result of higher sales volumes of consumables used with our Catalyst Dx instruments, reflecting our increasing installed base of instruments and the quality of our instrument placements. To a lesser extent, VetLab consumables also benefited from improved price realization due to changes in our sales channels and price increases, including a higher selling price to our non-exclusive distributor in North America and the move to a direct sales model in the Nordics. Higher sales of our Rapid Assay products were the result of both price increases and higher U.S. canine practice-level sales volumes.

Water. Water revenues for the fourth quarter of 2013 were $21.7 million compared to $20.9 million for the fourth quarter of 2012. Organic revenue growth of 3.3% was due primarily to higher sales volumes of our Quanti-Tray® products driven by new account acquisitions. Revenue from business acquisitions contributed 1.4% to reported revenue growth, which was partly offset by the impact of changes in foreign currency exchange rates.

Livestock, Poultry and Dairy. Livestock, Poultry and Dairy ("LPD") revenues for the fourth quarter of 2013 were $32.4 million compared to $28.9 million for the fourth quarter of 2012. The 3.9% increase in organic revenue was due primarily to higher sales volumes of certain bovine, poultry and swine tests, partly offset by lower sales volumes of Bovine Spongiform Encephalopathy tests resulting from changes in European testing requirements. Revenue from business acquisitions and changes in foreign currency exchange rates contributed 7.3% and 0.8%, respectively, to reported revenue growth.

Additional Operating Results for the Fourth Quarter

Gross profit for the fourth quarter of 2013 increased 11.6%, to $188.7 million from $169.1 million for the fourth quarter of 2012. As a percentage of total revenue, gross profit increased to 53.3% from 52.9%. The increase in the gross profit percentage was due primarily to price realization for our reference laboratory diagnostic and consulting services, VetLab consumables and Rapid Assay products, partly offset by the impact of higher relative sales of lower margin VetLab instruments. Improved price realization was due to price increases and the aforementioned changes in our sales channels.

Selling, general and administrative ("SG&A") expense for the fourth quarter of 2013 was $104.8 million, or 29.6% of revenue, compared to $84.6 million, or 26.5% of revenue, for the fourth quarter of 2012. The increase in SG&A expense was due primarily to higher personnel-related costs and a milestone payment earned in the fourth quarter of 2012 related to the 2008 sale of pharmaceutical product rights, which was reflected as a reduction to general and administrative expenses. Higher personnel-related costs were due in part to the result of our North American sales force expansion and related marketing efforts. Our sales force expansion and transition to diagnostic consultants, who now represent all CAG diagnostic modalities is complete, which added approximately 15% to our North American sales force. Additionally, we have increased our sales force and other personnel internationally, including a direct sales force in the Nordics and through the acquisition of a Brazilian distributor. Research and development ("R&D") expense for the fourth quarter of 2013 was $22.5 million, or 6.4% of revenue, compared to $21.1 million, or 6.6% of revenue for the fourth quarter of 2012. The increase in R&D expense resulted primarily from higher personnel-related costs and product development costs.

Year-to-Date Results

Revenues for the year ended December 31, 2013 increased 6.5% to $1.377 billion, from $1.293 billion for the year ended December 31, 2012. Organic revenue growth of 6.7% for the year ended December 31, 2013 excludes the impact of changes in foreign currency exchange rates, which reduced revenue growth by 0.7% and revenue from acquisitions, which contributed 0.5% to revenue growth for the year ended December 31, 2013.

Gross profit for the year ended December 31, 2013 increased 8.1%, to $756.1 million from $699.1 million for the year ended December 31, 2012. As a percentage of total revenue, gross profit increased to 54.9% from 54.1%.

Operating profit for the year ended December 31, 2013 increased 1.6% to $266.8 million, or 19.4% of revenue, compared to $262.6 million, or 20.3% of revenue, for the prior year. When normalized for the items included in the GAAP and non-GAAP Measures table below, non-GAAP operating profit margin2 for the year ended December 31, 2013 of 20.1% is essentially flat with the prior year.

EPS for the year ended December 31, 2013 increased 9.8% to $3.48, compared to $3.17 for the prior year. When normalized for the items included in the GAAP and non-GAAP Measures table below, non-GAAP EPS2 for the year ended December 31, 2013 increased 12.3% compared to the prior year.

GAAP and Non-GAAP Measures:

We believe the following non-GAAP2 measures of normalized operating profit and EPS for the years ended December 31, 2013 and 2012 are useful to provide supplemental information regarding the performance of our business and for period-over-period comparisons of the performance of our business.

Amounts in millions except per share data (Unaudited)
		2013			2012
	Operating Profit	Operating Margin	EPS	Operating Profit	Operating Margin	EPS

GAAP measures	$266.8	19.4%	$3.48	$262.6	20.3%	$3.17
GAAP growth measures	1.6%	(0.9%)	9.8%

Pharmaceutical milestone payment	-	-	-	($3.5)	(0.3%)	($0.04)
Third-party service provider bankruptcy	$3.9	0.3%	$0.05	-	-	-
Net changes in foreign currency rates	$7.7	0.4%	$0.10	-	-	-
Federal R&D tax credit related to 2012	-	-	($0.05)	-	-	$0.05

Non-GAAP measures	$278.4	20.1%	$3.58	$259.1	20.0%	$3.18
Non-GAAP growth measures	7.4%	0.1%	12.3%

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and twelve months ended December 31, 2013.

Outlook for 2014

The Company provides the following updated guidance for 2014.

  Revenues for the full year are expected to be in the range of $1.48 billion to $1.50 billion, which represents reported revenue growth of 7.5% to 8.5% and organic revenue growth of 7% to 8% compared to 2013.  When adjusted for the deferred revenue impacts of our Catalyst One introductory offer in 2014, we expect organic revenue growth of 7.5% to 8.5%.
  EPS for the full year are expected to be in the range of $3.76 to $3.86. Our guidance assumes the R&D tax credit will not be extended in 2014. When normalized for the items included in the GAAP and non-GAAP Outlook table below, non-GAAP EPS3 growth is projected to be 11% to 14%, in line with the preliminary guidance provided on October 22, 2013.
  Free cash flow4 for the full year is expected to be approximately 95% to 100% of net income.
  Capital expenditures for the full year are expected to be approximately $80 million.

The above guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at our current assumptions of the euro at $1.36, the British pound at $1.66, the Canadian dollar at $0.90, the Australian dollar at $0.88 and the Japanese yen at ¥102 to the U.S. dollar for the balance of 2014. A 1% strengthening of the U.S. dollar would decrease revenue by approximately $5.0 million and operating profit by approximately $0.8 million on an annual basis. Fluctuations in foreign currency exchange rates from current assumptions could have a significant positive or negative impact on our actual results of operations in both years.

GAAP and Non-GAAP Outlook:

We believe that including the following GAAP and non-GAAP3 measures of normalized EPS in our outlook for the year ended December 31, 2014 is useful to provide supplemental information regarding the performance of our business, and for period-over-period comparisons of the performance of our business.

	Guidance Range 2014		2013
	Low	High
GAAP EPS	$3.76	$3.86	$3.48
GAAP EPS Growth	8%	11%

Third-party service provider bankruptcy			$0.05
Federal R&D tax credit related to 2012 and 2013			($0.10)
Net changes in foreign currency rates	$0.06	$0.06

Non-GAAP measures	$3.82	$3.92	$3.43
Non-GAAP growth measures	11%	14%

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its fourth quarter results and management's outlook. To participate in the conference call, dial 1-612-332-0932 or 1-877-209-9922 and reference confirmation code 317200. An audio replay will be available through February 11, 2014 by dialing 1-320-365-3844 and referencing replay code 317200.

The call will also be available via live or archived webcast on the IDEXX Laboratories' web site at http://www.idexx.com.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water, milk and food. Headquartered in Maine, IDEXX Laboratories employs over 5,500 people and offers products to customers in over 175 countries.

Statement Regarding Non-GAAP Financial Measures

The following provides information regarding non-GAAP financial measures used in this earnings release: To supplement the Company's consolidated results presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company has disclosed non-GAAP financial measures of operating results that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and are useful for period-over-period comparisons of the performance of the Company's business. While management believes that these financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies. See reconciliations, if any, included elsewhere in this release for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to manufacture complex biologic products; the impact of a weak economy on demand for the Company's products and services; the effectiveness of the Company's sales and marketing activities; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of a change in the status of one of the Company's distributors on the Company's results of operations;the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of competition, technological change, veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the impact of the Company's inexperience and small scale in the human point-of-care market; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; the impact of any class action litigation due to stock price volatility; the effect on the Company's stock price if quarterly or annual operations results do not meet expectations of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives. A further description of these and other factors can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013,in the section captioned "Risk Factors."

1 Organic revenue is not a measure defined by generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to herein as a non-GAAP measure. Management believes that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to our peers. Organic revenue growth for the fourth quarter of 2013 excludes the impact of changes in foreign currency exchange rates, which reduced revenue growth by 0.8% and revenue from business acquisitions, which contributed 1.0% to revenue growth. See the Supplementary Analysis of Results below for a reconciliation of reported revenue growth to organic revenue growth.

2 Operating profit and margin on a non-GAAP basis excludes a $3.5 million milestone payment earned in 2012 related to the 2008 sale of product rights previously included in our pharmaceutical product line, a $3.9 million charge resulting from a third-party service provider bankruptcy, and the net unfavorable impacts of changes in foreign currency exchange rates. EPS on a non-GAAP basis excludes the aforementioned items and the impact of the retroactive extension of the federal research and development tax credit associated with 2012 but recorded in 2013.

3 EPS on a non-GAAP basis excludes a $3.9 million charge resulting from a third-party service provider bankruptcy in 2013, the impact of the retroactive extension of the federal research and development tax credit associated with 2012 and 2013 that were both recorded in 2013, and the net unfavorable impacts of changes in foreign currency exchange rates.

4 Free cash flow is a non-GAAP measure. We calculate free cash flow as cash generated from operations, excluding tax benefits attributable to share-based compensation arrangements, reduced by our investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. Refer to our reconciliation below for our calculation of free cash flow for the years ended December 31, 2013 and 2012. With respect to this particular forward-looking projection, the Company is unable to provide a quantitative reconciliation at this time as the inputs to the measurement are difficult to predict and estimate, and are primarily dependent on future events.

Contact: Ed Garber, Director, Investor Relations, 1-207-556-8155

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2013	2012	2013	2012
Revenue:	Revenue	$ 354,073	$ 319,538	$ 1,377,058	$ 1,293,338
Expenses and
Income:	Cost of revenue	165,408	150,488	620,940	594,190
	Gross profit	188,665	169,050	756,118	699,148
	Sales and marketing	66,694	52,724	243,492	216,962
	General and administrative	38,147	31,849	157,861	137,609
	Research and development	22,496	21,050	88,003	82,014
	Income from operations	61,328	63,427	266,762	262,563
	Interest expense, net	(1,369)	(343)	(3,501)	(1,946)
	Income before provision for income taxes	59,959	63,084	263,261	260,617
	Provision for income taxes	16,722	19,724	75,467	82,330
Net Income:	Net income	43,237	43,360	187,794	178,287
	Less: Noncontrolling interest in subsidiary's
	(losses) earnings	(21)	6	(6)	20
	Net income attributable to stockholders	$ 43,258	$ 43,354	$ 187,800	$ 178,267
	Earnings per share: Basic	$ 0.83	$ 0.79	$ 3.53	$ 3.24
	Earnings per share: Diluted	$ 0.82	$ 0.78	$ 3.48	$ 3.17
	Shares outstanding: Basic	51,961	54,717	53,159	54,985
	Shares outstanding: Diluted	52,737	55,790	53,985	56,155

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2013	2012	2013	2012
Operating	Gross profit	53.3%	52.9%	54.9%	54.1%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	29.6%	26.5%	29.1%	27.4%
revenue):	Research and development expense	6.4%	6.6%	6.4%	6.3%
	Income from operations(1)	17.3%	19.8%	19.4%	20.3%

International	International revenue (in thousands)	$ 154,059	$ 136,545	$ 574,712	$ 533,919
Revenue:	International revenue as percentage of
	total revenue	43.5%	42.7%	41.7%	41.3%

(1)Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		December 31,	Percent of	December 31,	Percent of
		2013	Revenue	2012	Revenue
Revenue:	CAG	$ 293,552		$ 263,487
	Water	21,662		20,892
	LPD	32,363		28,895
	Other	6,496		6,264
	Total	$ 354,073		$ 319,538

Gross Profit:	CAG	$ 152,034	51.8%	$ 135,176	51.3%
	Water	14,082	65.0%	13,883	66.5%
	LPD	18,264	56.4%	16,365	56.6%
	Other	3,415	52.6%	2,494	39.8%
	Unallocated Amounts	870	N/A	1,132	N/A
	Total	$ 188,665	53.3%	$ 169,050	52.9%

Income from
Operations:	CAG	$ 51,268	17.5%	$ 45,899	17.4%
	Water	8,639	39.9%	9,068	43.4%
	LPD	4,983	15.4%	5,245	18.2%
	Other	517	8.0%	3,216	51.3%
	Unallocated Amounts	(4,079)	N/A	(1)	N/A
	Total	$ 61,328	17.3%	$ 63,427	19.8%

		Twelve Months Ended		Twelve Months Ended
		December 31,	Percent of	December 31,	Percent of
		2013	Revenue	2012	Revenue
Revenue:	CAG	$ 1,150,169		$ 1,072,211
	Water	87,959		84,680
	LPD	113,811		111,308
	Other	25,119		25,139
	Total	$ 1,377,058		$ 1,293,338

Gross Profit:	CAG	$ 616,335	53.6%	$ 561,043	52.3%
	Water	58,218	66.2%	56,133	66.3%
	LPD	62,534	54.9%	66,166	59.4%
	Other	12,650	50.4%	10,645	42.3%
	Unallocated Amounts	6,381	N/A	5,161	N/A
	Total	$ 756,118	54.9%	$ 699,148	54.1%

Income from
Operations:	CAG	$ 218,645	19.0%	$ 203,236	19.0%
	Water	37,321	42.4%	37,687	44.5%
	LPD	14,159	12.4%	20,808	18.7%
	Other	2,405	9.6%	2,902	11.5%
	Unallocated Amounts	(5,768)	N/A	(2,070)	N/A
	Total	$ 266,762	19.4%	$ 262,563	20.3%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

	Three Months Ended
Net Revenue	December 31, 2013	December 31, 2012	Dollar Change	Percentage Change	Percentage Change from Currency(1)	Percentage Change from Acquisitions(2)	Organic Revenue Growth(3)

CAG	$293,552	$263,487	$30,065	11.4%	(1.0)%	0.3%	12.1%
Water	21,662	20,892	770	3.7%	(1.0)%	1.4%	3.3%
LPD	32,363	28,895	3,468	12.0%	0.8%	7.3%	3.9%
Other	6,496	6,264	232	3.7%	0.3%	-	3.4%
Total	$354,073	$319,538	$34,535	10.8%	(0.8)%	1.0%	10.6%

	Three Months Ended
Net CAG Revenue	December 31, 2013	December 31, 2012	Dollar Change	Percentage Change	Percentage Change from Currency(1)	Percentage Change from Acquisitions(2)	Organic Revenue Growth(3)

CAG Diagnostics recurring revenue	$238,935	$216,185	$22,750	10.5%	(0.9%)	0.1%	11.3%
VetLab consumables	81,555	72,420	9,135	12.6%	(0.7%)	-	13.3%
VetLab service and accessories	13,666	12,442	1,224	9.8%	(1.9%)	-	11.7%
Rapid assay products	36,365	33,676	2,689	8.0%	(0.8%)	-	8.8%
Reference laboratory diagnostic and consulting services	107,349	97,647	9,702	9.9%	(0.9%)	0.2%	10.6%
CAG Diagnostics capital – VetLab instruments	27,752	24,624	3,128	12.7%	(2.5%)	-	15.2%
Customer information management and digital imaging systems	26,865	22,678	4,187	18.5%	(0.4%)	2.8%	16.1%
Net CAG revenue	$293,552	$263,487	$30,065	11.4%	(1.0%)	0.3%	12.1%

 (1) The percentage change from currency is a non-GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended December 31, 2013 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended December 31, 2013.

(2) The percentage change from acquisitions is a non-GAAP measure. It represents the percentage change in revenue during the three months ended December 31, 2013 compared to the three months ended December 31, 2012 attributed to acquisitions subsequent to September 30, 2012.

(3) Organic revenue growth is a non-GAAP measure and represents the percentage change in revenue during the three months ended December 31, 2013 compared to the three months ended December 31, 2012 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

	Twelve Months Ended
Net Revenue	December 31, 2013	December 31, 2012	Dollar Change	Percentage Change	Percentage Change from Currency(1)	Percentage Change from Acquisitions(2)	Organic Revenue Growth(3)

CAG	$1,150,169	$1,072,211	$77,958	7.3%	(0.8%)	0.3%	7.8%
Water	87,959	84,680	3,279	3.9%	(0.6%)	0.3%	4.2%
LPD	113,811	111,308	2,503	2.2%	0.2%	2.6%	(0.6%)
Other	25,119	25,139	(20)	(0.1%)	0.1%	-	(0.2%)
Total	$1,377,058	$1,293,338	$83,720	6.5%	(0.7%)	0.5%	6.7%

	Twelve Months Ended
Net CAG Revenue	December 31, 2013	December 31, 2012	Dollar Change	Percentage Change	Percentage Change from Currency(1)	Percentage Change from Acquisitions(2)	Organic Revenue Growth(3)

CAG Diagnostics recurring revenue	$974,004	$896,449	$77,555	8.7%	(0.8%)	0.1%	9.4%
VetLab consumables	311,359	278,818	32,541	11.7%	(0.7%)	-	12.4%
VetLab service and accessories	51,891	48,056	3,835	8.0%	(2.5%)	-	10.5%
Rapid assay products	169,547	162,232	7,315	4.5%	(0.7%)	-	5.2%
Reference laboratory diagnostic and consulting services	441,207	407,343	33,864	8.3%	(0.8%)	0.3%	8.8%
CAG Diagnostics capital – VetLab instruments	83,374	90,177	(6,803)	(7.5%)	(1.5%)	-	(6.0%)
Customer information management and digital imaging systems	92,791	85,585	7,206	8.4%	(0.3%)	3.1%	5.6%
Net CAG revenue	$1,150,169	$1,072,211	$77,958	7.3%	(0.8%)	0.3%	7.8%

(1) The percentage change from currency is a non-GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the twelve months ended December 31, 2013 and the same period of the prior year applied to foreign currency denominated revenues for the twelve months ended December 31, 2013.

(2) The percentage change from acquisitions is a non-GAAP measure. It represents the percentage change in revenue during the twelve months ended December 31, 2013 compared to the twelve months ended December 31, 2012 attributed to acquisitions subsequent to December 31, 2011.

(3) Organic revenue growth is a non-GAAP measure and represents the percentage change in revenue during the twelve months ended December 31, 2013 compared to the twelve months ended December 31, 2012 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		December 31,	December 31,
		2013	2012
Assets:	Current Assets:
	Cash and cash equivalents	$ 279,058	$ 223,986
	Accounts receivable, net	158,038	138,324
	Inventories	133,427	140,946
	Other current assets	82,183	66,281
	Total current assets	652,706	569,537
	Property and equipment, net	281,214	245,177
	Other long-term assets, net	296,596	288,888
	Total assets	$ 1,230,516	$ 1,103,602
Liabilities and
Stockholders'
Equity:	Current Liabilities:
	Accounts payable	$ 29,941	$ 35,288
	Accrued liabilities	148,919	137,746
	Debt	278,035	213,107
	Deferred revenue	21,458	20,192
	Total current liabilities	478,353	406,333
	Long-term debt, net of current portion	150,359	1,394
	Other long-term liabilities	83,590	59,618
	Total long-term liabilities	233,949	61,012

	Total stockholders' equity	518,186	636,223
	Noncontrolling interest	28	34
	Total equity	518,214	636,257
	Total liabilities and stockholders' equity	$ 1,230,516	$1,103,602

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		December 31,	September 30,	June 30,	March 31,	December 31,
		2013	2013	2013	2013	2012
Selected
Balance Sheet	Days sales outstanding(1)	39.9	41.9	41.2	40.8	39.9
Information:	Inventory turns (2)	1.9	1.7	1.7	1.7	1.8

(1) Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

(2) Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Twelve Months Ended
		December 31,	December 31,
		2013	2012(1)
Operating:	Cash Flows from Operating Activities:
	Net income	$ 187,794	$ 178,287
	Non-cash charges	75,423	64,408
	Changes in assets and liabilities	(3,063)	(5,611)
	Tax benefit from share-based compensation arrangements	(14,158)	(14,676)
	Net cash provided by operating activities	245,996	222,408
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(77,612)	(57,618)
	Proceeds from disposition of pharmaceutical product lines	3,500	3,000
	Proceeds from sale of property and equipment	-	45
	Acquisition of intangible assets	(1,024)	(900)
	Acquisitions of businesses, net of cash acquired	(10,923)	(2,658)
	Net cash used by investing activities	(86,059)	(58,131)
Financing:	Cash Flows from Financing Activities:
	Borrowings (repayment) on revolving credit facilities, net	65,000	(31,000)
	Issuance of senior notes	150,000	-
	Debt issue costs	(976)	-
	Payment of notes payable	(1,107)	(917)
	Repurchases of common stock	(367,761)	(132,268)
	Proceeds from the exercise of stock options and employee stock purchase plans	38,235	24,166
	Tax benefit from share-based compensation arrangements	14,158	14,676
	Net cash used by financing activities	(102,451)	(125,343)
	Net effect of changes in exchange rates on cash	(2,414)	1,157
	Net increase in cash and cash equivalents	55,072	40,091
	Cash and cash equivalents, beginning of period	223,986	183,895
	Cash and cash equivalents, end of period	$ 279,058	$ 223,986

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow(2)
Amounts in thousands (Unaudited)
		Twelve Months Ended
		December 31,	December 31,
		2013	2012(1)
Free Cash
Flow:	Net cash provided by operating activities	$ 245,996	$ 222,408
	Royalty prepayment to obtain exclusive patent rights	-	6,250
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	14,158	14,676
	Purchases of property and equipment	(77,612)	(57,618)
	Free cash flow	$ 182,542	$ 185,716

(1) Revisions were made to the Consolidated Statement of Cash Flows for the twelve months ended December 31, 2012 to correctly reflect non-cash purchases of property and equipment embedded in accounts payable, accrued liabilities, and inventory on the Consolidated Balance Sheet at December 31, 2012.  These revisions reduced net cash provided by operating activities by $7.9 million and reduced net cash used by investing activities by $7.9 million and had no change on the net increase in cash and cash equivalents or free cash flow for the twelve months ended December 31, 2012.

(2) Free cash flow is a non-GAAP measure. We calculate free cash flow as cash generated from operations, excluding our royalty prepayment in the first quarter of 2012, and tax benefits attributable to share-based compensation arrangements, reduced by our investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Share repurchases during the period	814	438	4,001	1,527
Average price paid per share	$ 104.44	$ 94.23	$ 93.05	$ 89.65

Shares remaining under repurchase authorization as of December 31, 2013 totaled 2,961,827.

Share repurchases include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.